AMENDMENT TO STOCK PURCHASE AGREEMENT

AMENDMENT, dated as of October 17, 2007 (“Amendment”) to that certain Stock Purchase Agreement dated as of July 29, 2007 (the “Agreement”) by and among Titan Global Holdings, Inc., a Utah corporation (“Purchaser”); USA Detergents, Inc., a Delaware corporation (the “Company”); USAD Metro Holdings, LLC, a New Jersey limited liability company (“Seller”); and, Uri Evan (“Evan”).
WHEREAS, the parties to this Amendment are the parties to the Agreement, which they have determined to amend as set forth below.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

1.	Defined Terms. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Agreement.
2.
Indemnification. In the event that the Purchaser exercises the Option, the Purchaser shall indemnify and hold Evan harmless from and against any claims or liability with respect to (a) the Note payable to E.P.B. in the original principal amount of Seven Hundred Fifty Thousand ($750,000.00) Dollars, including interest and any other obligations thereunder (the “E.P.B. Note”), and (b) any guarantees that may have been made at any time by Evan to vendors and other creditors of the Company with respect to amounts owed by the Company to such vendors and creditors, including without limitation those set forth on Exhibit A to this Agreement. The provisions of Section 9.3 of the Agreement with respect to indemnification procedures shall apply to this indemnification except that all references to the Basket and the Deductible shall not apply to the indemnification established by this Amendment.

3.
Stock Pledge. Upon the exercise of the Option, the Purchaser will indemnify and hold Daniel Bergman and/or his affiliates or family members harmless from and against any claims or liability with respect to the pledge of shares of capital stock of Magma Industries, ILUM, Ltd. made by them to E.P.B. to secure the payment of the E.P.B. Note to be released by E.P.B.

4.
Forgiveness of Subordinated Debt. Upon the exercise of the Option, the indebtedness referred to on Schedule 6.8(d) of the Agreement to Bergman Family, LP ($775,000), Mason Patrick Corp. ($425,000), ESI Projects ($350,000) and Uri Evan ($15,000) shall be deemed cancelled and forgiven. Simultaneously with the execution and delivery of this Amendment, each of such parties is delivering to the Escrow Agent (as defined in the Escrow Agreement dated as of July 29, 2007 by and among the parties hereto and such Escrow Agent) a signed release to be held pursuant to the terms of the Escrow Agreement, to be released to the Company, upon the exercise of the Option.

5.
Jacob Orfali Subordinated Debt. Upon the exercise of the Option, the Company will replace an outstanding subordinated note due from the company to pay to Jacob Orfali the sum of $250,000. The Company will issue a new note in such amount, with interest at the rate of seven percent (7%) per year from the date of this Amendment, payable not later than one hundred eighty (180) days from the date of this Amendment.

6.
Antidilution Provision. The Purchaser agrees that, following the exercise of the Option, the interests of the Seller and of Church & Dwight Company as shareholders of the Company will not be diluted below their current interests of 16% and 4%, respectively, of the total outstanding capital stock of the Company except pursuant to a good faith decision of the Board of Directors consistent with the Board’s fiduciary obligations to the stockholders of the Company.

7.	Option Period. The phrase “of sixty (60) days thereafter” in Section 1.1 of the Agreement is hereby revised to state “ending on October 15, 2007.”
8.	Effect of the Amendment. Except as modified by this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

TITAN GLOBAL HOLDINGS, INC.

By: ______________________________________
Bryan Chance, Chief Executive Officer

USA DETERGENTS, INC.

By: ______________________________________
Uri Evan, Chief Executive Officer

USAD METRO HOLDINGS, LLC.

By: ______________________________________
Uri Evan, Managing Member

__________________________________________
Uri Evan

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